Exhibit 99.01

Valero Energy Reports First Quarter 2012 Results

SAN ANTONIO, May 1, 2012 - Valero Energy Corporation (“Valero,” NYSE: VLO) today reported a loss from continuing operations of $432 million, or $0.78 per share, for the first quarter of 2012, compared to income from continuing operations of $104 million, or $0.18 per share, for the first quarter of 2011. Included in the first quarter 2012 results was a non-cash asset impairment loss of $605 million after taxes, or $1.09 per share, predominately related to the Aruba refinery. Included in the first quarter 2011 results was an after-tax loss of $352 million, or $0.62 per share, on derivative contracts related to the forward sales of refined products.

The first quarter 2012 operating loss was $244 million versus $244 million of operating income in the first quarter of 2011. Excluding the items noted above, first quarter 2012 operating income was $367 million, compared to $786 million of operating income in the first quarter of 2011. The decrease in operating income was primarily due to lower discounts on crude oils and feedstocks plus lower margins for other products such as petrochemical feedstocks and petroleum coke. Partially offsetting the decrease in operating income were higher margins for gasoline and diesel.

Refining throughput volumes in the first quarter of 2012 were 2,555,000 barrels per day, an increase of 449,000 barrels per day versus the first quarter of 2011. The increase was mainly due to the acquisitions of the Pembroke and Meraux refineries. During the first quarter of 2012, significant turnaround and maintenance activity occurred in three of Valero’s four refining regions, including plant-wide shutdowns at the Wilmington and St. Charles refineries.

“Given the high level of turnarounds and maintenance in the first quarter, we performed well and continued to execute our strategy,” said Valero Chairman and CEO Bill Klesse. “We improved our refining system by starting the two hydrogen plants at McKee and Memphis, and we continued to advance our large projects. We also continued to work on our reliability with the extensive turnarounds that occurred in the first quarter, the recent replacement of the coker drums at St. Charles, and the McKee cat-cracker turnaround that is in progress.

“2012 continues to look favorable for Valero. Our major hydrocracker projects continue on-budget and on-schedule with start-up of the Port Arthur unit planned in the third quarter and completion of the St. Charles unit planned in the fourth quarter. Also, the export market continues to be robust, and Valero has been exporting products on strong demand from international markets that have been paying a higher value than local markets. These export volumes have helped to offset weak domestic demand and contributed to higher operating rates at our refineries.”

Valero’s ethanol segment reported $9 million of operating income for the first quarter of 2012 versus $44 million in the first quarter of 2011. The decrease in ethanol operating income was mainly due to lower gross margins as ethanol prices were pressured by excess industry supplies, reflecting weak U.S. gasoline demand. Ethanol production volumes in the first quarter of 2012 set a record-high quarterly average of 3.48 million gallons per day, narrowly beating the previous high of 3.46 million gallons per day set in the fourth quarter of 2011 and significantly higher than the 3.28 million gallons per day achieved in the first quarter of 2011.

Valero’s retail segment reported $40 million of operating income for the first quarter of 2012 versus $66 million of operating income for the first quarter of 2011. The decrease in operating income was mainly due to lower fuel margins in both U.S. and Canadian operations. U.S. retail fuel volumes achieved a first-quarter record at 5,046 gallons per day per site compared to 4,895 gallons per day per site in the first quarter of 2011, contrary to U.S. national demand numbers.

Regarding cash flows in the first quarter of 2012, capital spending was $884 million, of which $158 million was for turnaround and catalyst expenditures. Valero returned cash to shareholders with payments of $83 million in dividends on its common stock and $106 million to purchase 4.5 million of Valero’s shares. Valero ended the first quarter with $1.6 billion in cash and temporary cash investments.

For the full-year 2012, Valero’s estimate for total capital spending, including turnaround and catalyst expenditures, is unchanged from prior guidance of approximately $3.5 billion. Valero expects total capital spending for 2013 to fall into a range of $2 billion to $2.5 billion, for a significant decrease of $1 billion to $1.5 billion versus the 2012 estimate.

“Our strategic priorities to grow long-term shareholder value remain intact,” Klesse concluded. “We have a constant focus on safety and improving the performance of our refineries. We will continue to evaluate opportunities to optimize our portfolio with attractively priced assets that are exposed to favorable macro trends and have synergies with our portfolio. We also plan to maintain our investment grade credit rating while returning more cash to shareholders through regular dividends and stock buybacks. In fact, our goal is to have one of the highest cash yields among our peers.”

Valero’s senior management will hold a conference call at 11 a.m. ET (10 a.m. CT) today to discuss this earnings release and provide an update on company operations. A live broadcast of the conference call will be available on the company’s web site at www.valero.com.

About Valero
Valero Energy Corporation, through its subsidiaries, is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Valero subsidiaries employ approximately 22,000 people, and assets include 16 petroleum refineries with a combined throughput capacity of approximately 3 million barrels per day, 10 ethanol plants with a combined production capacity of 1.2 billion gallons per year, and a 50-megawatt wind farm. Approximately 6,800 retail and branded wholesale outlets carry the Valero, Diamond Shamrock, Shamrock and Beacon brands in the United States and the Caribbean; Ultramar in Canada; and Texaco in the United Kingdom and Ireland. Valero is a Fortune 500 company based in San Antonio. Please visit www.valero.com for more information.

Safe-Harbor Statement
Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and on Valero’s website at www.valero.com.

Contacts
Investors: Ashley Smith, Vice President - Investor Relations, 210-345-2744
Media: Bill Day, Executive Director - Corporate Communications, 210-345-2928

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Statement of Income Data (a) (b):
Operating revenues (1)	$35,167	$26,308
Costs and expenses:
Cost of sales (c)	33,035	24,568
Operating expenses:
Refining	964	744
Retail	166	162
Ethanol	87	95
General and administrative expenses	164	130
Depreciation and amortization expense	384	365
Asset impairment loss (d)	611	—
Total costs and expenses	35,411	26,064
Operating income (loss)	(244)	244
Other income, net	6	17
Interest and debt expense, net of capitalized interest	(99)	(117)
Income (loss) from continuing operations before income tax expense	(337)	144
Income tax expense	95	40
Income (loss) from continuing operations	(432)	104
Loss from discontinued operations, net of income taxes	—	(6)
Net income (loss)	(432)	98
Less: Net loss attributable to noncontrolling interest (e)	—	—
Net income (loss) attributable to Valero Energy Corporation stockholders	$(432)	$98
Net income (loss) attributable to Valero Energy Corporation stockholders (e):
Continuing operations	$(432)	$104
Discontinued operations	—	(6)
Total	$(432)	$98
Earnings per common share:
Continuing operations	$(0.78)	$0.18
Discontinued operations	—	(0.01)
Total	$(0.78)	$0.17
Weighted average common shares outstanding (in millions)	551	566
Earnings per common share – assuming dilution:
Continuing operations	$(0.78)	$0.18
Discontinued operations	—	(0.01)
Total	$(0.78)	$0.17
Weighted average common shares outstanding – assuming dilution (in millions)	551	573
Dividends per common share	$0.15	$0.05
Supplemental information:
(1) Includes excise taxes on sales by our U.S. retail system	$234	$214

Table Page 1

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Operating income (loss) by business segment:
Refining (c) (d)	$(119)	$276
Retail	40	66
Ethanol	9	44
Corporate	(174)	(142)
Total	$(244)	$244
Depreciation and amortization expense by business segment:
Refining	$337	$316
Retail	27	28
Ethanol	10	9
Corporate	10	12
Total	$384	$365
Operating highlights:
Refining (a) (b):
Throughput margin per barrel (c)	$7.71	$9.91
Operating costs per barrel:
Operating expenses	4.15	3.93
Depreciation and amortization expense	1.45	1.66
Total operating costs per barrel (d)	5.60	5.59
Operating income per barrel (d)	$2.11	$4.32
Throughput volumes (thousand barrels per day):
Feedstocks:
Heavy sour crude	451	372
Medium/light sour crude	555	372
Acidic sweet crude	73	72
Sweet crude	883	666
Residuals	169	249
Other feedstocks	144	137
Total feedstocks	2,275	1,868
Blendstocks and other	280	238
Total throughput volumes	2,555	2,106
Yields (thousand barrels per day):
Gasolines and blendstocks	1,191	956
Distillates	911	695
Other products (f)	469	465
Total yields	2,571	2,116

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VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31
	2012	2011
Refining operating highlights by region (g):
U.S. Gulf Coast (a):
Operating income (c)	$235	$483
Throughput volumes (thousand barrels per day)	1,476	1,299
Throughput margin per barrel (c)	$6.92	$9.63
Operating costs per barrel:
Operating expenses	3.67	3.86
Depreciation and amortization expense	1.50	1.64
Total operating costs per barrel (d)	5.17	5.50
Operating income per barrel (d)	$1.75	$4.13
U.S. Mid-Continent:
Operating income (c)	$254	$289
Throughput volumes (thousand barrels per day)	398	403
Throughput margin per barrel (c)	$13.80	$13.04
Operating costs per barrel:
Operating expenses	5.31	3.65
Depreciation and amortization expense	1.50	1.44
Total operating costs per barrel	6.81	5.09
Operating income per barrel	$6.99	$7.95
North Atlantic (b):
Operating income	$61	$56
Throughput volumes (thousand barrels per day)	461	209
Throughput margin per barrel	$5.64	$7.02
Operating costs per barrel:
Operating expenses	3.52	2.81
Depreciation and amortization expense	0.66	1.20
Total operating costs per barrel	4.18	4.01
Operating income per barrel	$1.46	$3.01
U.S. West Coast:
Operating loss (c)	$(58)	$(10)
Throughput volumes (thousand barrels per day)	220	195
Throughput margin per barrel (c)	$6.32	$8.33
Operating costs per barrel:
Operating expenses	6.56	6.15
Depreciation and amortization expense	2.67	2.81
Total operating costs per barrel	9.23	8.96
Operating loss per barrel	$(2.91)	$(0.63)

Operating income for regions above	$492	$818
Loss on derivative contracts related to the forward sales of refined product (c)	—	(542)
Asset impairment loss (d)	(611)	—
Total refining operating income (loss)	$(119)	$276

Table Page 3

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Average market reference prices and differentials (h):
Feedstocks (dollars per barrel):
Brent crude oil	$118.34	$105.16
Brent less West Texas Intermediate (WTI) crude oil	15.46	11.22
Brent less Alaska North Slope (ANS) crude oil	0.65	3.92
Brent less Louisiana Light Sweet (LLS) crude oil	(0.56)	0.14
Brent less Mars crude oil	3.66	3.73
Brent less Maya crude oil	9.33	15.82
LLS crude oil	118.90	105.02
LLS less Mars crude oil	4.22	3.59
LLS less Maya crude oil	9.89	15.68
WTI crude oil	102.88	93.94

Natural gas (dollars per million British Thermal Units)	2.39	4.15

Products (dollars per barrel, unless otherwise noted):
U.S. Gulf Coast:
Conventional 87 gasoline less Brent	7.12	3.68
Ultra-low-sulfur diesel less Brent	14.24	13.45
Propylene less Brent	(12.48)	19.36
Conventional 87 gasoline less LLS	6.56	3.82
Ultra-low-sulfur diesel less LLS	13.68	13.59
Propylene less LLS	(13.04)	19.50
U.S. Mid-Continent:
Conventional 87 gasoline less WTI	18.28	15.89
Ultra-low-sulfur diesel less WTI	27.75	25.10
North Atlantic:
Conventional 87 gasoline less Brent	7.73	4.20
Ultra-low-sulfur diesel less Brent	15.87	15.30
U.S. West Coast:
CARBOB 87 gasoline less ANS	14.24	15.36
CARB diesel less ANS	18.28	20.70
CARBOB 87 gasoline less WTI	29.05	22.66
CARB diesel less WTI	33.09	28.00
New York Harbor corn crush (dollars per gallon)	(0.05)	0.08

Table Page 4

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Retail - U.S.:
Operating income	$11	$19
Company-operated fuel sites (average)	997	993
Fuel volumes (gallons per day per site)	5,046	4,895
Fuel margin per gallon	$0.050	$0.076
Merchandise sales	$288	$283
Merchandise margin (percentage of sales)	29.5%	28.3%
Margin on miscellaneous sales	$24	$22
Operating expenses	$104	$98
Depreciation and amortization expense	$18	$19
Retail - Canada:
Operating income	$29	$47
Fuel volumes (thousand gallons per day)	3,097	3,234
Fuel margin per gallon	$0.258	$0.317
Merchandise sales	$58	$57
Merchandise margin (percentage of sales)	29.3%	29.7%
Margin on miscellaneous sales	$11	$11
Operating expenses	$62	$64
Depreciation and amortization expense	$9	$9
Ethanol:
Operating income	$9	$44
Production (thousand gallons per day)	3,478	3,282
Gross margin per gallon of production	$0.34	$0.50
Operating costs per gallon of production:
Operating expenses	0.28	0.32
Depreciation and amortization expense	0.03	0.03
Total operating costs per gallon of production	0.31	0.35
Operating income per gallon of production	$0.03	$0.15

	March 31,	December 31,
	2012	2011
Balance Sheet Data:
Cash and temporary cash investments	$1,559	$1,024
Total debt	7,603	7,741

Table Page 5

VALERO ENERGY CORPORATION AND SUBSIDIARIES
NOTES TO EARNINGS RELEASE

(a)
The statement of income data and operating highlights for the refining segment and U.S. Gulf Coast region reflect the results of operations of our refinery in Meraux, Louisiana (Meraux Refinery), including related logistics assets, from the date of its acquisition on October 1, 2011. We acquired this refinery, inventories, and offsite logistics assets from Murphy Oil Corporation for $547 million.

(b)
The statement of income data and operating highlights for the refining segment and North Atlantic region reflect the results of operations of our refinery in Wales, United Kingdom (Pembroke Refinery), including the related marketing and logistics business, from the date of its acquisition on August 1, 2011. We acquired this business from a subsidiary of Chevron Corporation for $1.7 billion, net of cash acquired.

(c)
Cost of sales for the three months ended March 31, 2011 includes a loss of $542 million ($352 million after taxes) on derivative contracts related to the forward sales of refined product. These contracts were closed and realized during the first quarter of 2011. This loss is reflected in refining segment operating income for the three months ended March 31, 2011, but throughput margin per barrel for the refining segment has been restated from the amount previously presented to exclude this $542 million loss ($2.86 per barrel). In addition, operating income (loss) and throughput margin per barrel for the U.S. Gulf Coast, the U.S. Mid-Continent and the U.S. West Coast regions for the three months ended March 31, 2011 have been restated from the amounts previously presented to exclude the portion of this loss that had been allocated to them of $372 million ($3.18 per barrel), $122 million ($3.36 per barrel) and $48 million ($2.71 per barrel), respectively.

(d)
In March 2012, we concluded our evaluation of strategic alternatives for our refinery in Aruba (Aruba Refinery) and announced that we would temporarily suspend the refinery’s operations by the end of March. Because of this decision, we analyzed the Aruba Refinery for potential impairment and concluded that the refinery’s net book value (carrying amount) of $945 million was not recoverable through the future operations and disposition of the refinery. We determined that the fair value of the Aruba Refinery was $350 million; therefore, we recognized an asset impairment loss of $595 million. In addition, we recognized an asset impairment loss of $16 million related to equipment associated with a permanently cancelled capital project at another refinery. The total asset impairment loss of $611 million ($605 million after taxes) is reflected in refining segment operating loss for the three months ended March 31, 2012, but it is excluded from operating costs per barrel and operating income per barrel for the refining segment and U.S. Gulf Coast region.

(e)
We own a 50 percent interest in Diamond Green Diesel Holdings LLC (DGD) and have agreed to lend DGD up to $221 million in order to finance 60 percent of the construction costs of the plant, as described below.  We consolidate the financial statements of DGD due to our controlling financial interest in this entity.  The losses incurred by DGD that are attributable to the owner of the remaining interest are added back to net income (loss) to arrive at net income (loss) attributable to Valero, but these losses are insignificant for the three months ended March 31, 2012 and 2011. DGD is currently building a plant that will process animal fats, used cooking oils, and other vegetable oils into renewable green diesel. The plant is located next to our refinery in Norco, Louisiana (St. Charles Refinery).

(f)	Primarily includes petrochemicals, gas oils, No. 6 fuel oil, petroleum coke, and asphalt.

(g)
The regions reflected herein contain the following refineries: U.S. Gulf Coast- Corpus Christi East, Corpus Christi West, Texas City, Houston, Three Rivers, St. Charles, Aruba, Port Arthur, and Meraux Refineries; U.S. Mid-Continent- McKee, Ardmore, and Memphis Refineries; North Atlantic- Pembroke and Quebec City Refineries; and U.S. West Coast- Benicia and Wilmington Refineries.

(h)
Average market reference prices for Brent crude oil, along with price differentials between the price of Brent crude oil and other types of crude oil, have been included in the table of Average Market Reference Prices and Differentials. The table also includes price differentials by region between the prices of certain products and the benchmark crude oil that provides a relevant indicator of product margins for each region. We previously provided feedstock and product differentials based on the price of West Texas Intermediate (WTI) crude oil. However, the price of WTI crude oil no longer provides a reasonable benchmark price of crude oil for all regions. Beginning in late 2010, WTI crude oil began to price at a discount to benchmark sweet crude oils, such as Brent and Louisiana Light Sweet (LLS), because of increased WTI supplies resulting from greater U.S. production and increased deliveries of crude oil from Canada into the U.S. Mid-Continent region. We utilize Brent crude oil for price differentials because we believe it represents sweet crude oil prices for marginal refineries in the Atlantic Basin, and thus sets refined-product prices.

Table Page 6